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                                                                    EXHIBIT 5.1


                      [LETTERHEAD OF FOLEY HOAG & ELIOT LLP]


                                                  March 9, 1999

PRI Automation, Inc.
805 Middlesex Turnpike
Billerica, Massachusetts 01821-3986

Ladies and Gentlemen:

    We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by PRI Automation, Inc., a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company of 270,841 shares (the "Shares") of its common stock, par value $0.01 per share (the "Common Stock"), issuable upon exercise of stock options granted pursuant to the Promis Systems Corporation Ltd. ("Promis") Amended and Restated Stock Option Plan dated as of September 30, 1998 (the "Stock Option Plan").

    In arriving at the opinion expressed below, we have examined and relied on the following documents:

         1. The Restated Articles of Organization, as amended, and the Amended and Restated By-Laws of the Company.

         2. The records of meetings and consents of the Board of Directors and stockholders of the Company and Promis provided to us by the Company.

         3.  The Stock Option Plan.

         4. The Combination Agreement dated as of November 24, 1998 between the Company, 1325949 Ontario Inc. and Promis.

         5. The Articles of Arrangement of Promis as filed with the Director, Industry

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PRI Automation, Inc.
March 9, 1999
Page 2


             Canada under section 192 of the Canadian Business Corporations
             Act.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

    Based upon the foregoing, it is our opinion that:

         1. The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement.

         2. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares.

         3. When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the Stock Option Plan, the Shares will be legally issued, fully paid and non-assessable.

    We here consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

                                         Very truly yours,

                                         FOLEY, HOAG & ELIOT LLP



                                         By: /s/ William R. Kolb
                                             -------------------------
                                             a Partner